Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Press Release
For Immediate Release: October 27, 2026

Investor Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
Boise Cascade appoints Brian Carlson to Board of Directors

BOISE, IDAHO – October 27, 2026 – Boise Cascade Company (“Boise Cascade” or the “Company”) (NYSE: BCC) today announced the appointment of Brian Carlson to its Board of Directors, effective October 26, 2026. The appointment expands Boise Cascade’s Board to 11 directors.

“Brian is an accomplished leader who brings extensive building products experience and a strong record of leading business transformation, developing differentiated brands, and building high-performing teams,” said Nate Jorgensen, Chair of the Board. “His deep industry knowledge and experience in strategy, innovation, and customer and supplier relationships will add valuable perspective to our Board as we continue to oversee the Company’s strategy and long-term growth.”

Carlson spent 30 years with Huber Engineered Woods, including serving as president from 2007 until his retirement in 2025. As president, he was responsible for a business with more than $1 billion in annual revenue and approximately 1,000 employees across the U.S.

During his career with Huber, Carlson held leadership roles spanning research and development, sales, marketing, business development, strategy, and innovation. He helped lead the company’s transformation from a commodity-oriented producer into a specialty building products business with a portfolio of premium brands. As president of Huber, Carlson guided the business through the historic housing downturn that began in 2007 while maintaining its long-term strategic focus, organizational culture, and investment in innovation. Prior to Huber, he worked for Temple Inland and Neste Resins.

“We are excited to welcome Brian to our Board,” said Jeff Strom, CEO. “With more than three decades of experience, Brian has a deep understanding of the building products industry. He is passionate about strategy, innovation, and operational performance, and he recognizes the importance of strong customer and supplier relations, an engaged workforce, and a strong culture. He understands that lasting results come from bringing all of those things together. We look forward to the insight he will bring to our Board.”

“I am honored to join the Boise Cascade Board of Directors,” said Carlson. “Boise Cascade has an outstanding reputation in the building products industry and plays a key role in serving customers and supporting the broader housing market. I look forward to working with my fellow directors and the leadership team to support the Company’s strategy and long-term success.”

Carlson earned a master’s degree in management of technology from Georgia Institute of Technology. He also earned a master’s degree in forest resources and a bachelor’s degree in forest science, both from Pennsylvania State University. He has served on the Harvard Joint Center for Housing Studies Policy Advisory Board, the Huber

Engineered Woods Management Board of Directors, the Penn State BioRenewable Systems Advisory Board, and the United Way of Lake Norman Board of Directors.

About Boise Cascade

Boise Cascade is one of the largest U.S. wholesale distributors of building materials and a leading manufacturer of engineered wood products and plywood in North America. Our integrated model and national distribution footprint position us to deliver outstanding service to our customers across a broad range of industry-leading products, including key structural products that we produce. Headquartered in Boise, Idaho, we operate more than 60 distribution and manufacturing facilities strategically located across the U.S. and Canada. Our work is powered by a dedicated team of over 7,500 people. Learn more at www.bc.com.